Exhibit 99.2

FOR IMMEDIATE RELEASE

NanoString Technologies and Merck Expand Collaboration to Develop and Commercialize Novel Diagnostic Test to Predict Response to KEYTRUDA® (pembrolizumab)

NanoString Eligible to Receive up to $24 Million for Technology Access and Near-Term Milestones, Plus Development Funding and Undisclosed Downstream Payments

SEATTLE – February 29, 2016 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today announced that it has entered into a collaboration agreement with Merck, known as MSD outside the US and Canada, through a subsidiary, to develop and commercialize a novel diagnostic assay to predict response to KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 therapy. Under the terms of the collaboration agreement, NanoString will be responsible for seeking regulatory approval for and commercialization of the diagnostic test. NanoString will be eligible to receive up to $24 million for technology access and near-term milestones, in addition to development funding and other potential regulatory milestone payments.

Previously, the companies had engaged in a research collaboration to develop an assay to evaluate the potential to predict benefit from KEYTRUDA. The expanded collaboration is for the development and commercialization of the selected gene expression signature on NanoString’s nCounter® Dx Analysis System as a diagnostic assay to predict response to KEYTRUDA in multiple tumor types.

”We look forward to working with NanoString on the development of their diagnostic assay to help identify patients who are most likely to benefit from KEYTRUDA in multiple additional tumor types,” said Dr. Eric Rubin, vice president, oncology early-stage development, Merck Research Laboratories.

“We are excited to expand our collaboration with Merck to develop this novel assay for predicting response to anti-PD-1 therapies such as KEYTRUDA. We believe this gene signature has the potential to become the basis for a universally available assay that serves as the ‘gold standard’ for informing treatment with immuno-oncology therapies,” said Brad Gray, President and Chief Executive Officer of NanoString Technologies. “This collaboration solidifies NanoString’s position as the leader in immuno-oncology biomarker signatures, and builds on our ongoing research collaborations with MD Anderson and the Cancer Immunotherapy Trials Network.”

Under the terms of the expanded collaboration agreement, NanoString retains the flexibility to independently develop and commercialize additional indications for the resulting diagnostic assay. In particular, this signature could form the basis for a comprehensive immuno-oncology test with the ability to direct use of multiple therapeutic classes, alone or in combination.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,000 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.

For more information, please visit www.nanostring.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the likelihood of this collaboration to translate genomic discoveries to clinical assays, NanoString’s plans to develop, receive regulatory approvals for, and commercialize clinical assays and companion diagnostics on the nCounter platform that will predict response to KEYTRUDA and other anti-PD-1 therapies, and about future payments that may or may not be received by NanoString. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with keeping pace with rapidly changing technology and customer requirements; risks regarding the company’s ability to successfully introduce new products; risks that new market opportunities may not develop as quickly as expected; risks associated with competition in marketing and selling products; risks of increased regulatory requirements; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter and Prosigna are either registered trademarks or trademarks of NanoString Technologies, Inc.

Contact:

Leigh Salvo of Westwicke Partners

For NanoString Technologies

leigh.salvo@westwicke.com

415-513-1281